Exhibit 23.4

KPMG LLP Suite 3100 717 North Harwood Street Dallas, TX 75201-6585

Consent of Independent Auditors

The Members

Merit Energy Company, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-198560) on Form S-3 of Memorial Production Partners LP (the Partnership) of our report dated May 30, 2014, with respect to the Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Under Contract for Purchase by Memorial Production Partners LP from Merit Energy for the years ended December 31, 2013, 2012 and 2011, which report appears in the Current Report on Form 8-K dated July 1, 2014 and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Dallas, Texas

October 24, 2014

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.